Exhibit 99.1

Callisto Pharmaceuticals Announces $5.14 Million Private Placement Financing of Common Stock and Warrants

Proceeds to Fund Acceleration of Clinical Trials of Drug Candidates and Expansion of Key Strategic Initiatives

NEW YORK--(BUSINESS WIRE)--Feb. 7, 2006--Callisto Pharmaceuticals, Inc. (AMEX:KAL - News; FWB:CA4), a developer of new drug treatments in the fight against cancer and other major health threats, announced that it has completed a financing totaling approximately $5.14 million through a private placement involving common stock and warrants.

The proceeds from the financing will be used to continue to fund Callisto's strategic initiatives, including substantial clinical development activities in 2006 plus additional pre-clinical development activities. Callisto currently has two anticancer drug candidates in clinical trials leading its drug development pipeline, and two preclinical programs.

The financing, which included institutional biotechnology investors, was completed on February 3, 2006. The private placement involved approximately 4.3 million shares of Callisto's common stock and 1.07 million warrants at a per share price of $1.20, for aggregate gross proceeds of just over $5.14 million. The warrants are exercisable at $1.60 for a period of 18 months from closing.

"We are pleased with the confidence and support this excellent group of investors has shown in Callisto by its participation in this financing," said Callisto CEO and CSO Dr. Gary S. Jacob. "Callisto intends to use the net proceeds from the private placement to further the clinical trials of our two lead drug candidates, L-Annamycin and Atiprimod, and to finance other drug development activities."

In addition, Callisto recently announced the licensing of Degrasyns, a new class of anticancer drug candidates developed at The University of Texas M. D. Anderson Cancer Center, one of the leading clinical and research institutions in the world aimed solely at cancer. The novel anti-cancer activity of Degrasyns relates to their ability to selectively degrade key proteins involved in tumor cell proliferation and survival, and have the potential to treat not only hematological cancers but solid tumor cancers, as well.

Callisto also recently announced receipt of a Notice of Allowance from the U.S. Patent and Trademark Office on a patent for a unique breakthrough drug candidate called Guanilib, which is being developed as a treatment for serious inflammatory gastro-intestinal diseases, including ulcerative colitis. Research also suggests that the drug may also act as a preventative against the formation of polyps that are a major risk factor in the development of colon cancer.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Callisto has agreed to file a registration statement covering resale of the securities by the private placement investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

About Callisto Pharmaceuticals, Inc.

Callisto is a biopharmaceutical company focused on the development of new drugs to treat various forms of cancer and other serious afflictions. Callisto's drug candidates in development currently include anti-cancer agents in clinical development, in addition to drugs for a range of other significant health care market segments, including biodefense. One of the Company's lead drug candidates, L-Annamycin, is being developed as a treatment for forms of relapsed leukemia, a currently incurable blood cancer. Callisto initiated a clinical trial of L-Annamycin in adult relapsed acute lymphocytic leukemia patients in 4Q 2005. L-Annamycin, a new compound from the anthracycline family of proven anti-cancer drugs, has a novel therapeutic profile, including activity against resistant diseases and significantly reduced cardiotoxicity, or damage to the heart, compared to currently available drug alternatives. Another anti-cancer drug, Atiprimod, is in development to treat relapsed multiple myeloma, a blood cancer. Atiprimod has entered Phase I/IIa human clinical trials in relapsed multiple myeloma patients. Callisto also has drugs in preclinical development for gastro-intestinal inflammation, and a program focused on the development of a drug to protect against Staphylococcus and Streptococcus biowarfare agents. Callisto has exclusive worldwide licenses from AnorMED Inc. and M.D. Anderson Cancer Center to develop, manufacture, use and sell Atiprimod and L-Annamycin, respectively. For investor-specific information about Callisto, including recent news and stock price data, please visit http://www.trilogy-capital.com/tcp/callisto/. For an Investor Fact Sheet about Callisto, please visit http://www.trilogy-capital.com/tcp/callisto/factsheet.html. To view an informational presentation of the Company's development pipeline of drug candidates, visit http://www.trilogy-capital.com/tcp/callisto/powerpoint.html. Callisto is also listed on the Frankfurt Stock Exchange under the ticker symbol CA4. For additional information, visit www.callistopharma.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-K/A for the year ended December 31, 2004, and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.

Contact:
Callisto Pharmaceuticals, Inc.
Dan D'Agostino, 212-297-0010 ext. 227
dagostino@callistopharma.com
or
Investor Relations
Trilogy Capital Partners, Inc.
Paul Karon, 800-592-6067
paul@trilogy-capital.com